Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-216380, No. 333-201067, No. 333-202860 and No. 333-209823) pertaining to the 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan and 2013 Equity Incentive Plan of Juno Therapeutics, Inc. of our reports dated March 1, 2018, with respect to the consolidated financial statements of Juno Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Juno Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.
/s/ Ernst & Young LLP
Seattle, Washington
March 1, 2018